Exhibit 99.7

Letter of consent to act a director

To:	Valens Pay Global Limited (the “Company”) 302-540 Lawrence Avenue, Kelowna
British Columbia, Canada, V1Y 6L7

Date:	September 29, 2023

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of the Company and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately prior to the listing of the Company’s Ordinary Shares on the Nasdaq Capital Market, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ James Dewhurst
Name: James Dewhurst